February 26, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Dryden National Municipals Fund, Inc. (formerly Prudential National Municipals Fund, Inc.) (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR dated February 26, 2004. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,



PricewaterhouseCoopers LLP